Pac-West to Expand Its Network and Services Nationwide

Initial Phase of National Expansion to Cover More Than 50% of the U.S. Population

STOCKTON, Calif., Oct. 10 /PRNewswire-FirstCall/ -- Pac-West Telecomm, Inc. (Nasdaq: PACW), a provider of traditional and next-generation voice communications services in the Western U.S., today announced the first phase of a planned national expansion, beginning in early 2006, to offer its full suite of Voice over Internet (VoIP) and Internet access enabling services in 36 major metropolitan markets, covering more than 50% of the U.S. population.

This planned expansion will provide a nationwide, single source solution targeted at VoIP Providers, Wireless Broadband Providers, Internet Service Providers (ISPs), Carriers and other Next Generation Service Providers to provide IP-based services. Pac-West’s service offering will include the services and network supplier diversity required by ISPs to provide dial-up Internet access, as well as a comprehensive suite of services enabling VoIP providers to offer carrier class voice services. These services include local telephone numbers, connectivity to the Public Switched Telephone Network (PSTN), as well as access to industry telephone databases to provide services such as E911, 411, and local number portability (LNP). Pac-West is also in partnership discussions to expand the functionality and scalability of its services to appeal to new VoIP entrants.

“We are expanding our carrier network and database services to serve a tremendous market need for a high quality, national, single source platform that seamlessly bridges the PSTN and the Internet," said Hank Carabelli, Pac-West’s President and CEO. “Our customers have encouraged us to expand our current services beyond our existing six state coverage area to enhance their ability to serve their end users. Pac-West is in a unique position to do so by leveraging the same national infrastructure to serve the needs of both our large ISP customer base as well as our growing VoIP, broadband wireless service provider and carrier customer base. Advancements in soft-switch technology, as well as our unique and efficient SuperPop architecture, enable us to expand nationally in a very cost effective manner. We believe we will be providing a superior solution which will greatly enhance the quality and adoption of VoIP.”

The initial phase of Pac-West’s planned nationwide solution will allow customers to provide communications services to an addressable market of more than 150 million end users across 36 major metropolitan markets. Pac-West intends to further expand this coverage area subsequent to this initial launch, creating the most comprehensive, single source solution available to VoIP providers and ISPs.

Larry Hettick, Vice President of Telecom Services at Current Analysis, commented, “The VoIP market is experiencing double-digit growth. With the recent entry of non-traditional providers, this growth will accelerate even further. As these providers offer VoIP-based services there is an increased need for experienced telephony service providers like Pac-West to provide switching and access gateways to the Public Switched Telephone Network. VoIP network suppliers also must address more than connectivity-- meeting end-user requirements like E911, 411, and support of local number portability are critical to success. Pac-West's regional experience and current service portfolio will help them compete as they grow into a nationwide wholesale supplier and give retail VoIP service providers a credible, nationwide alternative."

Pac-West has a 25-year track record of delivering superior communications services to its customers across one of the most comprehensive and reliable networks in the Western U.S. In California, where the company is headquartered, Pac-West offers service providers local access coverage blanketing virtually the entire state.

The planned national expansion is the next step in the company’s strategy to enable any company to become a custom phone company. In September of 2004, Pac-West announced the release of its PSTN On Ramp service providing a bridge to the PSTN for VoIP providers. In February of 2005, Pac-West announced the release of its VoiceSourceSM service which added a series of databasing capabilities to provide a single source for the key components required to deliver IP-based local phone service. In March of 2005, Pac-West announced the strategic divestiture of its enterprise customer base to focus on bridging the PSTN and the Internet to enable anyone to become a phone company. Pac-West’s planned national expansion extends these capabilities, providing a single source, national solution.

Pac-West today also launched a new web site and a marketing campaign to support its planned national expansion. To learn more about Pac-West’s planned nationwide rollout and service offerings, visit www.pacwest.com or call 800-772-9378.

About Pac-West Telecomm, Inc.

Pac-West is a provider of advanced communications services that enable traditional and next-generation providers, carriers, and service providers to efficiently design, deploy, and deliver integrated communication solutions. Currently, Pac-West has operations in California, Nevada, Washington, Arizona, Utah, and Oregon. Founded in 1980, Pac-West Telecomm, Inc. has been offering communication services to its customers since 1982 and has been a leading provider of wholesale services to Internet Service Providers. For more information, visit www.pacwest.com.

Forward-Looking Statements

In this press release, our use of the words "outlook," "expect," "anticipate," "estimate," "forecast," "project," "likely," "objective," "plan," "designed," "goal," "target," and similar expressions is intended to identify forward-looking statements. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important risk factors that are described in our Annual Report on Form 10-K for the period ended December 31, 2004, as filed with the SEC on March 30, 2005, which may be revised or supplemented in subsequent reports filed by us with the SEC. Such risk factors include, but are not limited to: our level of indebtedness; an inability to generate sufficient cash to service our indebtedness; regulatory and legal uncertainty with respect to intercarrier compensation payments received by us; the migration to broadband Internet access affecting dial-up Internet access; the loss of key executive officers could negatively impact our business prospects; an increase in our network expenses; migration of our enterprise customer base to U.S. TelePacific Corp. occuring sooner or later than contemplated; the possible delisting of our common shares from the Nasdaq SmallCap Market; and our principal competitors for local services and potential additional competitors have advantages that may adversely affect our ability to compete with them.

For more information, reporters may contact:

Nicole Rayl
Pac-West
209-926-4371
nrayl@pacwest.com

For more information, investors may contact:

Reid Cox
Pac-West
209-926-3417
rcox@pacwest.com